Exhibit 12


                           THE COCA-COLA COMPANY AND SUBSIDIARIES

                     COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                 (In millions except ratios)

                         Six Months
                           Ended             Year Ended December 31,
                          June 30, ---------------------------------------------
                            1998     1997     1996     1995     1994     1993
                            ----     ----     ----     ----     ----     ----
EARNINGS:

 Income before income
  taxes and changes in
  accounting principles   $ 3,046  $ 6,055  $ 4,596  $ 4,328  $ 3,728  $ 3,185

 Fixed charges                157      300      324      318      236      213

 Adjustments:
  Capitalized
   interest, net               (7)     (17)      (7)      (9)      (5)     (16)

  Equity (income) loss,
   net of dividends           (36)    (108)     (89)     (25)      (4)     (35)
                          -------  -------  -------  -------  -------  -------

 Adjusted earnings        $ 3,160  $ 6,230  $ 4,824  $ 4,612  $ 3,955  $ 3,347
                          =======  =======  =======  =======  =======  =======

FIXED CHARGES:

 Gross interest
  incurred                $   144  $   275  $   293  $   281  $   204  $   184

 Interest portion of
  rent expense                 13       25       31       37       32       29
                          -------  -------  -------  -------  -------  -------

 Total fixed charges      $   157  $   300  $   324  $   318  $   236  $   213
                          =======  =======  =======  =======  =======  =======
 Ratios of earnings
  to fixed charges           20.1     20.8     14.9     14.5     16.8     15.7
                          =======  =======  =======  =======  =======  =======

  At June 30, 1998, our Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $573 million. Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that we will be required to satisfy the guarantees.

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